Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Ron Mills VP of Finance and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REPORTS

FIRST QUARTER 2020 FINANCIAL AND OPERATING RESULTS

FRISCO, TEXAS, May 6, 2020 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today reported financial and operating results for the quarter ended March 31, 2020. On July 16, 2019, Comstock completed the acquisition of Covey Park Energy LLC ("Covey Park"). The Company's financial results include the results of operations of Covey Park in the first quarter of 2020.

Financial Results for the Three Months Ended March 31, 2020

For the first quarter of 2020, Comstock reported net income available to common stockholders of $30.0 million or $0.15 per diluted share. Net income available to common stockholders as adjusted to exclude certain items not related to normal operating activities for the first quarter of 2020 was $23.6 million or $0.12 per diluted share. These items included $5.3 million in non-cash interest amortization resulting from adjusting debt assumed in the Covey Park acquisition to fair value; $2.5 million of non-cash accretion resulting from adjusting the preferred stock issued in connection with the Covey Park acquisition to fair value; and $16.5 million in unrealized hedging gains.

Comstock produced 122.8 billion cubic feet ("Bcf") of natural gas and 454,495 barrels of oil or 125.5 billion cubic feet of natural gas equivalent ("Bcfe") in the first quarter of 2020. Natural gas production averaged 1,349 million cubic feet ("MMcf") per day, an increase of 270% over natural gas production in the first quarter of 2019. The growth in natural gas production was primarily attributable to the Covey Park acquisition and the successful results from Comstock's Haynesville shale drilling activities in 2019 and 2020. Oil production in the first quarter of 2020 decreased to 4,994 barrels of oil per day from 9,005 barrels per day produced in the first quarter of 2019 due primarily to expected production declines from the Bakken Shale properties acquired in 2018.

Comstock's average realized natural gas price in the first quarter of 2020, including hedging, decreased to $2.04 per Mcf as compared to $2.87 per Mcf realized in the first quarter of 2019. The Company's average realized oil price in the first quarter of 2020, including hedging, increased to $46.31 per barrel as compared to $45.78 per barrel in the first quarter of 2019. Oil and gas sales were $271.3 million (including realized hedging gains) in the first quarter of 2020 as compared to sales of $132.3 million in the first quarter of 2019. EBITDAX, or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses, of $201.6 million in the first quarter of 2020 increased by 108% over EBITDAX of $96.9 million for the first quarter of 2019. The Company's operating cash flow generated in the first quarter of 2020 of $156.0 million increased 120% over operating cash flow of $70.8 million in the first quarter of 2019.

Drilling Results

Total expenditures in the first quarter of 2020 for drilling and development activities were $130.5 million. Comstock spent $128.3 million to develop its Haynesville and Bossier shale properties, including $122.1 million on drilling and completing wells and an additional $6.2 million on other development activity. Comstock drilled 13 (9.6 net) horizontal operated Haynesville shale wells during the first three months of 2020, which had an average lateral length of approximately 9,200 feet. Comstock also participated in 7 (0.4 net) non-operated Haynesville shale wells in the first quarter of 2020. During the first quarter of 2020, Comstock had 21 (11.5 net) Haynesville shale wells turn to sales and had 32 (13.5 net) wells in the process of being completed or waiting to be completed.

Since its last operational update, Comstock reported on an additional twenty Haynesville shale wells. The average initial production rate of these wells was 24 MMcf per day. The wells had completed lateral lengths ranging from 4,574 feet to 9,885 feet, with an average completed lateral length of 8,758 feet.  Each well was tested at initial production rates of 15 to 32 MMcf per day.

Other Matters

“Our natural gas operations in East Texas and North Louisiana have not been adversely impacted by COVID-19 virus pandemic”, stated M. Jay Allison, Chief Executive Officer of the Company. “We have modified our procedures and practices to minimize unnecessary risk of exposure and prevent infection among our employees and our contractors. Our operations team has continued to execute on our drilling program with little disruption and production operations have not been impacted. While natural gas prices are expected to remain low in the near-term as we manage through an oversupplied market resulting from the winter heating season, we anticipate a much healthier supply and demand balance for natural gas later this year and in 2021. Our improved outlook for the natural gas markets is primarily driven by our expectation for significant declines in natural gas supply in 2020 and 2021 due to a continued reduction in natural gas directed drilling and completion activity and less associated gas production from reduced activity in oil basins driven by the very low oil prices post COVID-19.”

Following the end of the quarter, the Company completed its scheduled semi-annual borrowing base redetermination under its revolving bank credit facility, resulting in the bank group decreasing the borrowing base from $1.575 billion to $1.4 billion. The commitment level was reduced from $1.5 billion to $1.4 billion. The decrease is related to lowered oil and natural gas prices that the banks used to determine the borrowing base.

Comstock has planned a conference call for 10:00 a.m. Central Time on May 7, 2020, to discuss the first quarter of 2020 operational and financial results. Investors wishing to participate should visit the Company's website at www.comstockresources.com for a live web cast or dial 844-776-7840 (international dial-in use 661-378-9538) and provide access code 8355627 when prompted. If you are unable to participate in the original conference call, a web replay will be available approximately 24 hours following the completion of the call on Comstock's website at www.comstockresources.com. The web replay will be available for approximately one week. A replay of the conference call will be available beginning at 1:00 p.m. CT May 7, 2020 and will continue until 1:00 p.m. May 14, 2020. To hear the replay, call 855-859-2056 (404-537-3406 if calling from outside the US). The conference call access code is 8355627.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas engaged in oil and gas acquisitions, exploration and development, and its assets are primarily located in Texas, Louisiana and North Dakota. The Company's stock is traded on the New York Stock Exchange under the symbol CRK.

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenues:
Natural gas sales	$207,239	$90,132
Oil sales	18,639	36,749
Total oil and gas sales	225,878	126,881
Operating expenses:
Production taxes	5,567	5,939
Gathering and transportation	28,411	7,430
Lease operating	28,712	14,885
Exploration	27	—
Depreciation, depletion and amortization	110,425	37,590
General and administrative	8,719	7,814
Gain on sale of oil and gas properties	—	(1)
Total operating expenses	181,861	73,657
Operating income	44,017	53,224
Other income (expenses):
Gain (loss) from derivative financial instruments	61,899	(7,657)
Other income	313	93
Interest expense	(52,810)	(27,851)
Total other income (expenses)	9,402	(35,415)
Income before income taxes	53,419	17,809
Provision for income taxes	(11,391)	(4,234)
Net income	42,028	13,575
Preferred stock dividends and accretion	(12,072)	—
Net income available to common stockholders	$29,956	$13,575

Net income per share:
Basic	$0.16	$0.13
Diluted	$0.15	$0.13
Weighted average shares outstanding:
Basic	188,916	105,457
Diluted	285,166	105,457

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands)

	Three Months Ended March 31,
OPERATING CASH FLOW:	2020	2019

Net income	$42,028	$13,575
Reconciling items:
Deferred and non-current income taxes	11,330	4,352
Depreciation, depletion and amortization	110,425	37,590
Unrealized (gain) loss from derivative financial instruments	(16,483)	13,045
Amortization of debt discount, premium and issuance costs	7,199	1,574
Stock-based compensation	1,430	648
Exploration	27	—
Gain on sale of oil and gas properties	—	(1)
Operating cash flow	155,956	70,783
Decrease in accounts receivable	54,297	10,783
(Increase) decrease in other current assets	(3,828)	1,577
Decrease in accounts payable and accrued expenses	(56,306)	(8,428)
Net cash provided by operating activities	$150,119	$74,715

EBITDAX:
Net income	$42,028	$13,575
Interest expense	52,810	27,851
Income taxes	11,391	4,234
Depreciation, depletion, and amortization	110,425	37,590
Unrealized (gain) loss from derivative financial instruments	(16,483)	13,045
Exploration	27	—
Stock-based compensation	1,430	648
Gain on sale of oil and gas properties	—	(1)
Total EBITDAX	$201,628	$96,942

	As of	As of
BALANCE SHEET:	March 31, 2020	December 31, 2019
Cash and cash equivalents	$15,527	$18,532
Derivative financial instruments	108,656	89,192
Other current assets	150,489	195,849
Property and equipment, net	4,029,113	4,008,803
Other	339,956	344,746
Total assets	$4,643,741	$4,657,122

Current liabilities	$327,619	$392,376
Derivative financial instruments	4,380	4,220
Long-term debt	2,507,284	2,500,132
Deferred income taxes	223,104	211,772
Asset retirement obligation	18,613	18,151
Other non-current liabilities	6,265	7,866
Preferred stock	382,083	379,583
Stockholders' equity	1,174,393	1,143,022
Total liabilities and stockholders' equity	$4,643,741	$4,657,122

COMSTOCK RESOURCES, INC.
REGIONAL OPERATING RESULTS
(In thousands, except per unit amounts)

	For the Three Months Ended March 31, 2020
	Haynesville	Bakken	Other	Total
Gas production (MMcf)	115,585	2,348	4,853	122,786
Oil production (Mbbls)	3	426	25	454
Total Production (MMcfe)	115,601	4,908	5,004	125,513

Natural gas sales	$198,146	$962	$8,131	$207,239
Natural gas hedging settlements (a)	—	—	—	43,005
Total natural gas including hedging	198,146	962	8,131	250,244
Oil sales	114	17,472	1,053	18,639
Oil hedging settlements (a)	—	—	—	2,410
Total oil including hedging	114	17,472	1,053	21,049
Total oil and gas sales including hedging	$198,260	$18,434	$9,184	$271,293

Average gas price (per Mcf)	$1.71	$0.41	$1.68	$1.69
Average gas price including hedging (per Mcf)				$2.04
Average oil price (per barrel)	$43.48	$40.96	$42.13	$41.01
Average oil price including hedging (per barrel)				$46.31
Average price (per Mcfe)	$1.72	$3.76	$1.84	$1.80
Average price including hedging (per Mcfe)				$2.16

Production taxes	$3,011	$1,902	$654	$5,567
Gathering and transportation	$26,293	$—	$2,118	$28,411
Lease operating	$18,157	$4,430	$6,125	$28,712

Production taxes (per Mcfe)	$0.03	$0.39	$0.13	$0.04
Gathering and transportation (per Mcfe)	$0.23	$—	$0.42	$0.23
Lease operating (per Mcfe)	$0.15	$0.90	$1.23	$0.23

Oil and Gas Capital Expenditures:
Development leasehold	$3,747	$8	$126	$3,881
Development drilling and completion	122,058	—	—	122,058
Other development	2,481	1,264	816	4,561
Total	$128,286	$1,272	$942	$130,500

(a)Included in gain from derivative financial instruments in operating results.

COMSTOCK RESOURCES, INC.
REGIONAL OPERATING RESULTS
(In thousands, except per unit amounts)

	For the Three Months Ended March 31, 2019
	Haynesville	Bakken	Other	Total
Gas production (MMcf)	31,364	768	1,017	33,149
Oil production (Mbbls)	—	799	11	810
Total Production (MMcfe)	31,364	5,562	1,086	38,012

Natural gas sales	$85,738	$1,500	$2,894	$90,132
Natural gas hedging settlements (a)	—	—	—	5,033
Total natural gas including hedging	85,738	1,500	2,894	95,165
Oil sales	4	36,147	598	36,749
Oil hedging settlements (a)	—	—	—	355
Total oil including hedging	4	36,147	598	37,104
Total oil and gas sales including hedging	$85,742	$37,647	$3,492	$132,269

Average gas price (per Mcf)	$2.73	$1.95	$2.85	$2.72
Average gas price including hedging (per Mcf)				$2.87
Average oil price (per barrel)	$49.47	$45.24	$54.36	$45.34
Average oil price including hedging (per barrel)				$45.78
Average price (per Mcfe)	$2.73	$6.77	$3.22	$3.34
Average price including hedging (per Mcfe)				$3.48

Production taxes	$1,732	$4,073	$134	$5,939
Gathering and transportation	$7,273	$—	$157	$7,430
Lease operating	$4,933	$6,519	$3,433	$14,885

Production taxes (per Mcfe)	$0.06	$0.73	$0.12	$0.16
Gathering and transportation (per Mcfe)	$0.23	$—	$0.14	$0.20
Lease operating (per Mcfe)	$0.15	$1.17	$3.17	$0.38

Oil and Gas Capital Expenditures:
Development leasehold	$1,857	—	—	$1,857
Development drilling and completion	82,638	(953)	5,648	87,333
Other development	3,279	—	—	3,279
Total	$87,774	$(953)	$5,648	$92,469

(a)Included in gain from derivative financial instruments in operating results.